UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

OMINTO, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway, Suite 307

Boca Raton, FL 33432

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: 561-362-2393

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2016, Ominto, Inc., a Nevada corporation (the “Company”), entered into an Employment Agreement (the “Employment Agreement”) with Betina Dupont Sorensen (“Ms. Sorensen”), pursuant to which Ms. Sorensen was appointed Chief Operating Officer (“COO”) of the Company until her successor is duly elected, qualified and seated or until her earlier resignation or removal. The agreement is for a term of five (5) years and is automatically renewed for successive one (1) year terms if not terminated by the parties.

Ms. Sorensen, age 45, has been the Chief Marketing Officer of the Company’s DubLi Network subsidiary, where she was responsible for all distribution, marketing and communications functions for DubLi Network’s Business Associates since 2005. Ms. Sorensen is also the manager of the Company’s office in Dubai, UAE. Early in her career, Ms. Sorensen was employed in a Danish marketing firm and spent two years with Modulex, a division of LEGO where she worked in the accounting and logistics department. As a seasoned business executive, she has owned her own restaurant and has also managed accounting and HR for several nightclubs in Denmark. Ms. Sorensen began her career in network marketing in the late 1990s, and spent three years building large organizations and customer bases for two US multi-level marketing companies. Ms. Sorensen has a Degree in Business Administration from Vejle Business College. She is fluent in Danish, English and German and is conversational in Spanish.

Pursuant to the terms of the Employment Agreement, Ms. Sorensen’s salary is $240,000 per year and Ms. Sorensen received a grant of 300,000 shares of restricted common stock which shall vest in sixty (60) equal monthly installments.

The Company may pay Ms. Sorensen additional salary from time to time, and award bonuses in cash, stock or stock options or other property and services. In the event she is terminated without cause or leaves the Company for good reason, Ms. Sorensen is entitled to three (3) months’ of severance pay if such termination occurs prior to her one (1) year employment anniversary with the Company, and six (6) month severance pay thereafter, payable in accordance with the Company’s normal payroll. The accrued compensation due and payable upon such termination will bear interest at the lesser of six percent (6%) per annum or the maximum rate permitted by law until such amounts are paid in full. If the Employment Agreement is terminated for any reason by either Ms. Sorensen or the Company, all vested stock options then held by Ms. Sorensen will remain exercisable for a period of ninety (90) days from the date of such termination, but in no event later than the expiration date of the option.

There are no arrangements or understandings between Ms. Sorensen and any person pursuant to which Ms. Sorensen was appointed COO, and there are no actual or proposed transactions between Ms. Sorensen or any of her related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)) in connection with her appointment as COO. Ms. Sorensen shares a household with Mr. Michael Hansen, the Company’s Chief Executive Officer and they have an adult child together.

The summary of the Employment Agreement provided herein is qualified in its entirety by the terms of such agreement, which are fully set forth and attached hereto as Exhibit 10.1 and which are incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description	Location

10.1	Employment Agreement dated as of September 1, 2016 by and between Ominto, Inc. and Betina Dupont Sorensen	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMINTO, INC.

Date: September 8, 2016	By:	/s/ Michael Hansen
Michael Hansen
Chief Executive Officer

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